Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Fourth Quarter and Year Ended December 31, 2017

MECHANICSBURG, PENNSYLVANIA — February 21, 2018 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2017.

For the fourth quarter ended December 31, 2017, net operating revenues increased 6.5% to $1,114.4 million, compared to $1,046.3 million for the same quarter, prior year. Income from operations increased 37.0% to $76.4 million for the fourth quarter ended December 31, 2017, compared to $55.7 million for the same quarter, prior year. Net income increased to $121.1 million for the fourth quarter ended December 31, 2017, compared to $20.5 million for the same quarter, prior year. Net income for the fourth quarter ended December 31, 2017 included the effects resulting from the federal tax reform legislation enacted on December 22, 2017. Net income for the fourth quarter ended December 31, 2016 included a pre-tax non-operating gain of $5.6 million. Adjusted EBITDA increased 27.6% to $124.6 million for the fourth quarter ended December 31, 2017, compared to $97.7 million for the same quarter, prior year. Income per common share increased to $0.75 on a fully diluted basis for the fourth quarter ended December 31, 2017, compared to $0.15 for the same quarter, prior year. Adjusted income per common share was $0.31 per diluted share for the fourth quarter ended December 31, 2017, compared to $0.12 per diluted share for the fourth quarter ended December 31, 2016. Adjusted income per share excludes the effects resulting from the federal tax reform legislation for the fourth quarter ended December 31, 2017 and the non-operating gain and its related tax effects for the fourth quarter ended December 31, 2016. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

For the year ended December 31, 2017, net operating revenues increased 3.7% to $4,443.6 million, compared to $4,286.0 million for the prior year. Income from operations increased 18.7% to $355.9 million for the year ended December 31, 2017, compared to $299.8 million for the prior year. Net income was $220.6 million for the year ended December 31, 2017, which includes a pre-tax loss on early retirement of debt of $19.7 million. Net income for the year ended December 31, 2017 also included the effects resulting from the federal tax reform legislation enacted on December 22, 2017. Net income was $125.3 million for the year ended December 31, 2016, which included pre-tax non-operating gains of $42.7 million and pre-tax losses on early retirement of debt of $11.6 million. Adjusted EBITDA increased 15.5% to $538.0 million for the year ended December 31, 2017, compared to $465.8 million for the prior year. Income per common share was $1.33 on a fully diluted basis for the year ended December 31, 2017, compared to $0.87 for the prior year. Adjusted income per common share was $0.97 per diluted share for the year ended December 31, 2017, compared to $0.61 per diluted share for the year ended December 31, 2016. Adjusted income per share excludes the effects resulting from the federal tax reform legislation and the loss on early retirement of debt and its related tax effects for the year ended December 31, 2017 and the non-operating gains, losses on early retirement of debt and their related tax effects for the year ended December 31, 2016. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

Company Overview

Select Medical began operations in 1997 and has grown to be one of the largest operators of long term acute care hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities.  As of December 31, 2017, Select Medical operated 100 long term acute care hospitals in 27 states, 24 rehabilitation hospitals in 10 states, and 1,616 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 312 occupational health centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At December 31, 2017, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

In 2017, we changed our internal segment reporting structure to reflect how we now manage our business operations, review operating performance, and allocate resources. For the year ended December 31, 2017, our reportable segments include long term acute care, inpatient rehabilitation, outpatient rehabilitation, and Concentra. Prior year results for the year ended December 31, 2016 presented herein have been recast to conform to the current presentation. Prior to 2017, we disclosed our financial information in three reportable segments: specialty hospitals, outpatient rehabilitation, and Concentra.

Long Term Acute Care Segment

For the fourth quarter ended December 31, 2017, net operating revenues for the long term acute care segment increased 2.1% to $431.9 million, compared to $423.1 million for the same quarter, prior year. Adjusted EBITDA for the long term acute care segment increased 24.9% to $58.4 million for the fourth quarter ended December 31, 2017, compared to $46.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the long term acute care segment was 13.5% for the fourth quarter ended December 31, 2017, compared to 11.1% for the same quarter, prior year. The Adjusted EBITDA results for the long term acute care segment include start-up losses of approximately $0.4 million for the fourth quarter ended December 31, 2017. The long term acute care segment did not incur start-up losses for the fourth quarter ended December 31, 2016. Certain long term acute care key statistics for both the fourth quarters ended December 31, 2017 and 2016 are presented in table VI of this release.

For the year ended December 31, 2017, net operating revenues for the long term acute care segment were $1,756.2 million, compared to $1,785.2 million for the prior year. Adjusted EBITDA for the long term acute care segment increased 12.5% to $252.7 million for the year ended December 31, 2017, compared to $224.6 million for the prior year. The Adjusted EBITDA margin for the long term acute care segment was 14.4% for the year ended December 31, 2017, compared to 12.6% for the prior year. The Adjusted EBITDA results for the long term acute care segment include start-up losses of approximately $0.6 million for the year ended December 31, 2017. The long term acute care segment did not incur start-up losses for the year ended December 31, 2016. Certain long term acute care key statistics for both the years ended December 31, 2017 and 2016 are presented in table VII of this release.

Inpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2017, net operating revenues for the inpatient rehabilitation segment increased 24.7% to $171.1 million, compared to $137.1 million for the same quarter, prior year. Adjusted EBITDA for the inpatient rehabilitation segment increased 65.1% to $28.0 million for the fourth quarter ended December 31, 2017, compared to $17.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the inpatient rehabilitation segment was 16.4% for the fourth quarter ended December 31, 2017, compared to 12.4% for the same quarter, prior year. The Adjusted EBITDA results for the inpatient rehabilitation segment include start-up losses of approximately $3.0 million for the fourth quarter ended December 31, 2017, compared to $2.4 million for the same quarter, prior year. Certain inpatient rehabilitation key statistics for both the fourth quarters ended December 31, 2017 and 2016 are presented in table VI of this release.

For the year ended December 31, 2017, net operating revenues for the inpatient rehabilitation  segment increased 25.3% to $631.8 million, compared to $504.3 million for the prior year. Adjusted EBITDA for the inpatient rehabilitation segment increased 58.2% to $90.0 million for the year ended December 31, 2017, compared to $56.9 million for the prior year. The Adjusted EBITDA margin for the inpatient rehabilitation segment was 14.3% for the year ended December 31, 2017, compared to 11.3% for the prior year. The Adjusted EBITDA results for the inpatient rehabilitation segment include start-up losses of approximately $7.5 million for the year ended December 31, 2017, compared to $21.8 million for the prior year. Certain inpatient rehabilitation key statistics for both the years ended December 31, 2017 and 2016 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2017, net operating revenues for the outpatient rehabilitation segment increased 2.7% to $256.4 million, compared to $249.7 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $30.0 million for the fourth quarter ended December 31, 2017, compared to $30.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 11.7% for the fourth quarter ended December 31, 2017, compared to 12.3% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the fourth quarters ended December 31, 2017 and 2016 are presented in table VI of this release.

For the year ended December 31, 2017, net operating revenues for the outpatient rehabilitation segment increased 2.6% to $1,020.8 million, compared to $995.4 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 2.1% to $132.5 million for the year ended December 31, 2017, compared to $129.8 million for the prior year. The Adjusted EBITDA margins for the outpatient rehabilitation segment were 13.0% for both the years ended December 31, 2017 and 2016. The results for the year ended December 31, 2016 include our contract therapy businesses through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016. Certain outpatient rehabilitation key statistics for both the years ended December 31, 2017 and 2016 are presented in table VII of this release.

Concentra Segment

For the fourth quarter ended December 31, 2017, net operating revenues for the Concentra segment increased 7.9% to $255.0 million, compared to $236.4 million for the same quarter, prior year.   Adjusted EBITDA for the Concentra segment increased 28.0% to $31.9 million for the fourth quarter ended December 31, 2017, compared to $24.9 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 12.5% for the fourth quarter ended December 31, 2017, compared to 10.5% for the same quarter, prior year. Certain Concentra key statistics for both the fourth quarters ended December 31, 2017 and 2016 are presented in table VI of this release.

For the year ended December 31, 2017, net operating revenues for the Concentra segment increased 3.3% to $1,034.0 million, compared to $1,000.6 million for the prior year.  Adjusted EBITDA for the Concentra segment increased 10.2% to $157.6 million for the year ended December 31, 2017, compared to $143.0 million for the prior year.  The Adjusted EBITDA margin for the Concentra segment was 15.2% for the year ended December 31, 2017, compared to 14.3% for the prior year. Certain Concentra key statistics for both the years ended December 31, 2017 and 2016 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the year ended December 31, 2017 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2018, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through December 31, 2017, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

U.S. HealthWorks Acquisition and Financing

On October 23, 2017, Select Medical announced that Concentra Group Holdings, LLC (“Concentra Group Holdings”) entered into an Equity Purchase and Contribution Agreement (the “Purchase Agreement”) dated October 22, 2017 with Concentra, Concentra Group Holdings Parent, LLC (“Concentra Group Holdings Parent”), U.S. HealthWorks, Inc. (“U.S. HealthWorks”), and Dignity Health Holding Company (“DHHC”). On February 1, 2018, pursuant to the terms of the Purchase Agreement, Concentra acquired all of the issued and outstanding shares of stock of U.S. HealthWorks, an occupational medicine and urgent care service provider which operates approximately 250 centers and onsite clinics. The operations of U.S. HealthWorks will be included within our Concentra segment.

In connection with the closing of the transaction, Concentra Group Holdings redeemed certain of its outstanding equity interests from existing minority equity holders and subsequently, Concentra Group Holdings and a wholly owned subsidiary of Concentra Group Holdings Parent merged, with Concentra Group Holdings surviving the merger and becoming a wholly owned subsidiary of Concentra Group Holdings Parent. As a result of the merger, the equity interests of Concentra Group Holdings outstanding after the redemption described above were exchanged for membership interests in Concentra Group Holdings Parent.

Concentra acquired U.S. HealthWorks for $753.0 million. DHHC, a subsidiary of Dignity Health, was issued a 20% equity interest in Concentra Group Holdings Parent, which was valued at $238.0 million. Select Medical retained a majority voting interest in Concentra Group Holdings Parent following the closing of the transaction.

On February 1, 2018, in connection with the transactions contemplated under the Purchase Agreement, Concentra amended its first lien credit agreement (the “Concentra first lien credit agreement”) to, among other things, provide for (i) an additional $555.0 million in tranche B term loans that, along with the existing tranche B term loans under the Concentra first lien credit agreement, have a maturity date of June 1, 2022 and (ii) an additional $25.0 million to the $50.0 million, five-year revolving credit facility under the terms of the existing Concentra first lien credit agreement. The tranche B term loans bear interest at a rate equal to the Adjusted LIBO Rate (as defined in the Concentra first lien credit agreement) plus 2.75% (subject to an Adjusted LIBO Rate floor of 1.00%) for Eurodollar Borrowings (as defined in the Concentra first lien credit agreement), or Alternate Base Rate (as defined in the Concentra first lien credit agreement) plus 1.75% (subject to an Alternate Base Rate floor of 2.00%) for ABR Borrowings (as defined in the Concentra first lien credit agreement). All other material terms and conditions applicable to the original tranche B term loan commitments are applicable to the additional tranche B term loans created under this amendment.

In addition, Concentra entered into a second lien credit agreement (the “Concentra 2018 second lien credit agreement”) that provides for $240.0 million in term loans with an initial maturity date of June 1, 2023. Borrowings under the Concentra 2018 second lien credit agreement will bear interest at a rate equal to the Adjusted LIBO Rate (as defined in the Concentra 2018 second lien credit agreement) plus 6.50% (subject to an Adjusted LIBO Rate floor of 1.00%), or Alternate Base Rate (as defined in the Concentra 2018 second lien credit agreement) plus 5.50% (subject to an Alternate Base Rate floor of 2.00%).

Concentra used borrowings under the Concentra first lien credit agreement and Concentra 2018 second lien credit agreement credit facilities, together with cash on hand, to pay the purchase price for all of the issued and outstanding stock of U.S. HealthWorks to DHHC and to finance the redemption and reorganization transactions contemplated by the Purchase Agreement (as described above).

Proposed Refinancing

Select Medical is currently in negotiations with its lenders regarding a proposed repricing of its senior secured credit facility. The proposed repricing is subject to customary terms and conditions, including negotiation and execution of definitive documentation. Select Medical anticipates that the proposed repricing, if completed, would close in March of 2018.

Business Outlook

Select Medical reaffirms its 2018 business outlook, provided most recently in its January 8, 2018 press release, for net operating revenues, Adjusted EBITDA and fully diluted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2018 to be in the range of $5.0 billion to $5.2 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2018 to be in the range of $630.0 million to $660.0 million. Select Medical continues to expect fully diluted income per common share for the full year 2018 to be in the range of $0.97 to $1.12. The above business outlook takes into consideration the consummation of the acquisition of U.S. HealthWorks and the related financing, which occurred on February 1, 2018. Select Medical assumed a 28.0% effective tax rate when preparing the above business outlook, which includes the expected impact resulting from the federal tax reform legislation enacted during 2017.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year ended December 31, 2017 results, as well as its business outlook, on Thursday, February 22, 2018, at 9:00am ET. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 5447859. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm ET, March 1, 2018. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 5447859. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                         changes in government reimbursement for our services and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•                     the failure of our long term acute care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our long term acute care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     our plans and expectations related to the acquisition of U.S. HealthWorks by Concentra and our ability to realize anticipated synergies;

•                     private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•                     a security breach of our or our third-party vendors' information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2017.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$1,046,265	$1,114,401	6.5%

Costs and expenses:
Cost of services	909,893	946,679	4.0
General and administrative	25,701	30,632	19.2
Bad debt expense	17,502	20,371	16.4
Depreciation and amortization	37,424	40,367	7.9

Income from operations	55,745	76,352	37.0

Equity in earnings of unconsolidated subsidiaries	5,477	5,436	(0.7)
Non-operating gain	5,557	—	N/M
Interest expense	(42,419)	(38,507)	(9.2)

Income before income taxes	24,360	43,281	77.7

Income tax expense (benefit)	3,879	(77,777)	N/M

Net income	20,481	121,058	N/M

Less: Net income attributable to non-controlling interests	309	20,261	N/M

Net income attributable to Select Medical	$20,172	$100,797	N/M

Weighted average shares outstanding(1):
Basic	128,274	129,578
Diluted	128,436	129,731

Income per common share(1):
Basic	$0.15	$0.75
Diluted	$0.15	$0.75

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $3.3 million and $0.6 million for the three months ended December 31, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,452 thousand and 4,261 thousand for the three months ended December 31, 2017 and 2016, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$4,286,021	$4,443,603	3.7%

Costs and expenses:
Cost of services	3,664,843	3,734,176	1.9
General and administrative	106,927	114,047	6.7
Bad debt expense	69,093	79,491	15.0
Depreciation and amortization	145,311	160,011	10.1

Income from operations	299,847	355,878	18.7

Loss on early retirement of debt	(11,626)	(19,719)	N/M
Equity in earnings of unconsolidated subsidiaries	19,943	21,054	5.6
Non-operating gain (loss)	42,651	(49)	N/M
Interest expense	(170,081)	(154,703)	(9.0)

Income before income taxes	180,734	202,461	12.0

Income tax expense (benefit)	55,464	(18,184)	N/M

Net income	125,270	220,645	N/M

Less: Net income attributable to non-controlling interests	9,859	43,461	N/M

Net income attributable to Select Medical	$115,411	$177,184	N/M

Weighted average shares outstanding(1):
Basic	127,813	128,955
Diluted	127,968	129,126

Income per common share(1):
Basic	$0.88	$1.33
Diluted	$0.87	$1.33

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $5.8 million and $3.5 million for the years ended December 31, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,332 thousand and 4,022 thousand for the years ended December 31, 2017 and 2016, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2016	December 31, 2017
Assets

Cash	$99,029	$122,549

Accounts receivable, net	573,752	691,732

Other current assets	90,122	106,545

Total Current Assets	762,903	920,826

Property and equipment, net	892,217	912,591

Goodwill	2,751,000	2,782,812

Identifiable intangible assets, net	340,562	326,519

Other assets	173,944	184,418

Total Assets	$4,920,626	$5,127,166

Liabilities and Equity

Payables and accruals	$557,979	$583,216

Current portion of long-term debt and notes payable	13,656	22,187

Total Current Liabilities	571,635	605,403

Long-term debt, net of current portion	2,685,333	2,677,715

Non-current deferred tax liability	199,078	124,917

Other non-current liabilities	136,520	145,709

Total Liabilities	3,592,566	3,553,744

Redeemable non-controlling interests	422,159	640,818

Total equity	905,901	932,604

Total Liabilities and Equity	$4,920,626	$5,127,166

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$20,481	$121,058
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	4,331	5,464
Depreciation and amortization	37,424	40,367
Provision for bad debts	17,502	20,371
Equity in earnings of unconsolidated subsidiaries	(5,477)	(5,436)
Gain on sale of assets and businesses	(4,578)	(850)
Gain on sale of equity investment	(2,538)	—
Stock compensation expense	4,489	5,057
Amortization of debt discount, premium and issuance costs	3,811	2,584
Deferred income taxes	497	(66,198)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	1,456	4,323
Other current assets	5,356	4,274
Other assets	4,144	(2,293)
Accounts payable and accrued expenses	(21,056)	(20,562)
Net cash provided by operating activities	65,842	108,159
Investing activities
Business combinations, net of cash acquired	(57,975)	(8,019)
Purchases of property and equipment	(43,373)	(59,443)
Investment in businesses	(1,583)	(1,308)
Proceeds from sale of assets, businesses, and equity investment	11,613	45,795
Net cash used in investing activities	(91,318)	(22,975)
Financing activities
Borrowings on revolving facilities	155,000	165,000
Payments on revolving facilities	(110,000)	(255,000)
Payments on term loans	(3,192)	(2,875)
Borrowings of other debt	3,920	19,050
Principal payments on other debt	(5,924)	(5,535)
Repurchase of common stock	(990)	(1,150)
Proceeds from exercise of stock options	184	383
Increase in overdrafts	19,210	10,540
Proceeds from issuance of non-controlling interests	—	996
Purchase of non-controlling interests	(569)	—
Distributions to non-controlling interests	(1,357)	(1,344)
Net cash provided by (used in) financing activities	56,282	(69,935)
Net increase in cash and cash equivalents	30,806	15,249
Cash and cash equivalents at beginning of period	68,223	107,300
Cash and cash equivalents at end of period	$99,029	$122,549

Supplemental Information
Cash paid for interest	$49,712	$47,815
Cash paid for taxes	$10,819	$18,438

V.  Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2017
(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$125,270	$220,645
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	20,476	20,006
Depreciation and amortization	145,311	160,011
Provision for bad debts	69,093	79,491
Equity in earnings of unconsolidated subsidiaries	(19,943)	(21,054)
Loss on extinguishment of debt	11,626	6,527
Gain on sale of assets and businesses	(46,488)	(10,349)
Gain on sale of equity investment	(2,779)	—
Impairment of equity investment	5,339	—
Stock compensation expense	17,413	19,284
Amortization of debt discount, premium and issuance costs	15,656	11,130
Deferred income taxes	(12,591)	(72,324)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(39,320)	(197,191)
Other current assets	17,450	1,597
Other assets	9,290	(886)
Accounts payable and accrued expenses	30,800	21,244
Net cash provided by operating activities	346,603	238,131
Investing activities
Business combinations, net of cash acquired	(472,206)	(27,390)
Purchases of property and equipment	(161,633)	(233,243)
Investment in businesses	(4,723)	(12,682)
Proceeds from sale of assets, businesses, and equity investment	84,242	80,350
Net cash used in investing activities	(554,320)	(192,965)
Financing activities
Borrowings on revolving facilities	575,000	970,000
Payments on revolving facilities	(655,000)	(960,000)
Proceeds from term loans	795,344	1,139,487
Payments on term loans	(438,034)	(1,179,442)
Debt issuance costs	—	(4,392)
Borrowings of other debt	27,721	46,621
Principal payments on other debt	(21,401)	(20,647)
Repurchase of common stock	(2,929)	(4,753)
Proceeds from exercise of stock options	1,672	2,017
Increase (decrease) in overdrafts	10,746	(9,899)
Proceeds from issuance of non-controlling interests	11,846	9,982
Purchase of non-controlling interests	(2,099)	(120)
Distributions to non-controlling interests	(10,555)	(10,500)
Net cash provided by (used in) financing activities	292,311	(21,646)
Net increase in cash and cash equivalents	84,594	23,520
Cash and cash equivalents at beginning of period	14,435	99,029
Cash and cash equivalents at end of period	$99,029	$122,549

Supplemental Information
Cash paid for interest	$142,640	$149,156
Cash paid for taxes	$70,756	$64,991

VI.  Key Statistics

For the Three Months Ended December 31, 2016 and 2017

(unaudited)

	2016	2017	% Change
Long Term Acute Care
Number of hospitals — end of period (a)	103	100
Net operating revenues (,000)	$423,087	$431,918	2.1%
Number of patient days (b)	246,342	248,760	1.0%
Number of admissions (b)	8,553	8,913	4.2%
Net revenue per patient day (b)(c)	$1,689	$1,724	2.1%
Adjusted EBITDA (,000)	$46,794	$58,426	24.9%
Adjusted EBITDA margin	11.1%	13.5%
Inpatient Rehabilitation
Number of hospitals — end of period (a)	20	24
Net operating revenues (,000)	$137,134	$171,067	24.7%
Number of patient days (b)	60,434	73,887	22.3%
Number of admissions (b)	4,091	5,079	24.2%
Net revenue per patient day (b)(c)	$1,500	$1,667	11.1%
Adjusted EBITDA (,000)	$16,958	$28,003	65.1%
Adjusted EBITDA margin	12.4%	16.4%
Outpatient Rehabilitation
Number of clinics — end of period (a)	1,611	1,616
Net operating revenues (,000)	$249,654	$256,398	2.7%
Number of visits (b)	2,047,646	2,063,773	0.8%
Revenue per visit (b)(d)	$102	$104	2.0%
Adjusted EBITDA (,000)	$30,824	$29,958	(2.8)%
Adjusted EBITDA margin	12.3%	11.7%
Concentra
Number of centers — end of period (b)	300	312
Net operating revenues (,000)	$236,372	$255,005	7.9%
Number of visits (b)	1,731,446	1,860,957	7.5%
Revenue per visit (b)(d)	$119	$120	0.8%
Adjusted EBITDA (,000)	$24,929	$31,905	28.0%
Adjusted EBITDA margin	10.5%	12.5%

(a)         Includes managed locations.

(b)         Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)          Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)         Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics or contract therapy revenue. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

VII.  Key Statistics
For the Years Ended December 31, 2016 and 2017

(unaudited)

	2016	2017	% Change
Long Term Acute Care
Number of hospitals — end of period (a)	103	100
Net operating revenues (,000)	$1,785,164	$1,756,243	(1.6)%
Number of patient days (b)	1,041,074	1,003,161	(3.6)%
Number of admissions (b)	36,859	35,793	(2.9)%
Net revenue per patient day (b)(c)	$1,690	$1,735	2.7%
Adjusted EBITDA (,000)	$224,609	$252,679	12.5%
Adjusted EBITDA margin	12.6%	14.4%
Inpatient Rehabilitation
Number of hospitals — end of period (a)	20	24
Net operating revenues (,000)	$504,318	$631,777	25.3%
Number of patient days (b)	216,994	269,905	24.4%
Number of admissions (b)	14,670	18,841	28.4%
Net revenue per patient day (b)(c)	$1,465	$1,609	9.8%
Adjusted EBITDA (,000)	$56,902	$90,041	58.2%
Adjusted EBITDA margin	11.3%	14.3%
Outpatient Rehabilitation
Number of clinics — end of period (a)	1,611	1,616
Net operating revenues (,000)	$995,374	$1,020,848	2.6%
Number of visits (b)	7,799,208	8,232,536	5.6%
Revenue per visit (b)(d)	$102	$103	1.0%
Adjusted EBITDA (,000)	$129,830	$132,533	2.1%
Adjusted EBITDA margin	13.0%	13.0%
Concentra
Number of centers — end of period (b)	300	312
Net operating revenues (,000)	$1,000,624	$1,034,035	3.3%
Number of visits (b)	7,373,751	7,709,508	4.6%
Revenue per visit (b)(d)	$118	$117	(0.8)%
Adjusted EBITDA (,000)	$143,009	$157,561	10.2%
Adjusted EBITDA margin	14.3%	15.2%

(a)         Includes managed locations.

(b)         Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)          Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)         Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits.  For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics or contract therapy revenue. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2016 and 2017

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with Physiotherapy and U.S. HealthWorks, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2017	2016	2017
Net income	$20,481	$121,058	$125,270	$220,645
Income tax expense (benefit)	3,879	(77,777)	55,464	(18,184)
Interest expense	42,419	38,507	170,081	154,703
Non-operating loss (gain)	(5,557)	—	(42,651)	49
Equity in earnings of unconsolidated subsidiaries	(5,477)	(5,436)	(19,943)	(21,054)
Loss on early retirement of debt	—	—	11,626	19,719
Income from operations	55,745	76,352	299,847	355,878
Stock compensation expense:
Included in general and administrative	3,836	4,103	14,607	15,706
Included in cost of services	653	954	2,806	3,578
Depreciation and amortization	37,424	40,367	145,311	160,011
Physiotherapy acquisition costs	—	—	3,236	—
U.S. HealthWorks acquisition costs	—	2,819	—	2,819
Adjusted EBITDA	$97,658	$124,595	$465,807	$537,992

Long term acute care	$46,794	$58,426	$224,609	$252,679
Inpatient rehabilitation	16,958	28,003	56,902	90,041
Outpatient rehabilitation	30,824	29,958	129,830	132,533
Concentra	24,929	31,905	143,009	157,561
Other (a)	(21,847)	(23,697)	(88,543)	(94,822)
Adjusted EBITDA	$97,658	$124,595	$465,807	$537,992

(a)         Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three Months and Years Ended December 31, 2016 and 2017

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income available to common stockholders and income per common share to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.

	Three Months Ended December 31,
	2016	Per share(a)	2017	Per share(a)
Net income attributable to Select Medical	$20,172		$100,797
Earnings allocated to unvested restricted stockholders	649		3,348
Net income available to common stockholders	19,523	$0.15	97,449	$0.75

Adjustments:
Income tax benefit resulting from tax reform legislation	—		(59,645)
Other adjustments:
Non-operating gain	(5,557)		—
Estimated income tax expense (b)	941		—
Earnings allocated to unvested restricted stockholders	148		1,981
Adjusted net income available to common stockholders	$15,055	$0.12	$39,785	$0.31
Adjustment for dilution		0.00		0.00
Adjusted income per common share — diluted shares		$0.12		$0.31

Weighted average common shares outstanding:
Basic		128,274		129,578
Diluted		128,436		129,731

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated income tax impact related to the non-operating gain adjustment.

	Year Ended December 31,
	2016	Per share(a)	2017	Per share(a)
Net income attributable to Select Medical	$115,411		$177,184
Earnings allocated to unvested restricted stockholders	3,521		5,758
Net income available to common stockholders	111,890	$0.88	171,426	$1.33

Adjustments:
Income tax benefit resulting from tax reform legislation	—		(59,645)
Other adjustments:
Non-operating gain on sale of contract therapy	(33,933)		—
Other non-operating losses (gains)	(8,705)		49
Loss on early retirement of debt (b)	6,211		19,719
Estimated income tax expense (benefit) (c)	1,273		(7,796)
Earnings allocated to unvested restricted stockholders	1,072		1,551
Adjusted net income available to common stockholders	$77,808	$0.61	$125,304	$0.97
Adjustment for dilution		0.00		0.00
Adjusted income per common share — diluted shares		$0.61		$0.97

Weighted average common shares outstanding:
Basic		127,813		128,955
Diluted		127,968		129,126

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         For the year ended December 31, 2016, the loss on early retirement of Concentra’s debt is net of non-controlling interest.

(c)          Represents the estimated income tax impacts related to the loss on early retirement of debt and non-operating gain and loss adjustments.

X. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2018

(In millions, unaudited)

The following is a reconciliation of full year 2018 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2018 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$131	$150
Net income attributable to non-controlling interests	45	47
Net income	176	197
Income tax expense	68	77
Interest expense	206	206
Equity in earnings of unconsolidated subsidiaries	(22)	(22)
Income from operations	428	458
Stock compensation expense	21	21
Depreciation and amortization	181	181
Adjusted EBITDA	$630	$660